EXHIBIT 3

Comptroller of the Currency

Administrator of National Banks

Washington, D.C. 20219

CERTIFICATE OF FIDUCIARY POWERS

I, John C. Dugan, Comptroller of the Currency, do hereby certify that:

1. The Comptroller of the Currency, pursuant to Revised Statutes 324, et seq., as amended, 12 U.S.C. 1, et seq., as amended, has possession, custody and control of all records pertaining to the chartering of all National Banking Associations.

2. “Wells Fargo Bank, National Association,” Sioux Falls, South Dakota, (Charter No. 1741) was granted, under the hand and seal of the Comptroller, the right to act in all fiduciary capacities authorized under the provisions of the Act of Congress approved September 28, 1962, 76 Stat. 668, 12 U.S.C. 92a, and that the authority so granted remains in full force and effect on the date of this Certificate.

IN TESTIMONY WHEREOF, I have hereunto subscribed my

name and caused my seal of office to be affixed to these

presents at the Treasury Department in the City of Washington

and District of Columbia, this January 17, 2008

[SEAL]

/s/ John C. Dugan
Comptroller of the Currency